                                                                   Exhibit 10.40

                            FIFTH AMENDMENT TO LEASE

         THIS AMENDMENT (hereinafter referred to as "this Amendment"), made as of the 22nd day of August, 2000, between STELLAR CONTINENTAL LLC, a Delaware limited liability company with an address at 156 William Street, New York, NY 10038 (hereinafter referred to as "Lessor"), and GO AMERICA COMMUNICATIONS CORP., a New Jersey corporation with offices at 401 Hackensack Avenue, Hackensack, New Jersey 07601 (hereinafter referred to as "Lessee");

                                   WITNESSETH:

         WHEREAS, Lessor's predecessor-in-interest (RREEF USA Fund-I) and Lessee's predecessor-in-interest (Go America Inc.) entered into a Lease dated August 7, 1996, as amended by a First Amendment to Lease dated August 24, 1998, a Second Amendment to Lease dated June 24, 1999 and a Third Amendment to Lease dated made as of December 1, 1999 and Lessor and Lessee entered into a Fourth Amendment to Lease dated February , 2000 (herein collectively referred to as the "Lease"), whereby Lessee is presently in possession of premises containing approximately 23,173 gross rentable square feet of space (hereinafter collectively referred to as the "Premises") in the building located at 401 Hackensack Avenue, Hackensack, New Jersey (herein referred to as the "Building") comprising the entire fourth (4th) floor of the Building (the "4th Floor Premises") together with approximately 4,356 gross rentable square feet of space on the third (3rd) floor of the Building (herein referred to as the "3rd Floor Additional Space") and 2,900 gross rentable square feet on the sixth (6th) floor (the "6th Floor Premises") which is situated as part of the complex of buildings known at Continental Plaza at 401, 407, 411 and 433 Hackensack Avenue, Hackensack, New Jersey (herein called the "Complex"), all located on that certain parcel of land designated at Lot 5.A in Block 512.A and Lot 1 in Block 514 on the current tax map of the City of Hackensack and Lot 3 Block 98 on the current tax map of the Borough of River Edge (herein collectively referred to as the "Parcel"); and

         WHEREAS, Lessee desires to surrender and vacate the 3rd Floor Additional Space and 6th Floor Additional Space (but not the 4th Floor Premises) and lease approximately 22,458 gross rentable square feet of space on the third
(3rd) floor (the "New 3rd Floor Premises") and 4,652 gross rentable square feet on the second (2nd) floor (the "New 2nd Floor Premises") in the building known as 433 Hackensack Avenue, Hackensack, New Jersey and Lessor is willing to accept such surrenders and lease such New 3rd Floor Premises and New 2nd Floor Premises to Lessee on the terms and provisions set forth in the Lease as amended as provided in this Amendment; and

         WHEREIN, the parties hereto desire to amend the Lease in the respects and to the extent hereinafter stated.

         NOW, THEREFORE, Lessor and Lessee hereby agree as follows:

         1. For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Lease unless otherwise defined herein.

         2. Lessor and Lessee hereby confirm that the Commencement Date of the Term of the Lease was August 14, 1996 and that the Termination Date is May 14, 2007.

         3. From and after September 1, 2000 through August 31, 2010 (hereinafter referred to as the "New Premises Term"), Lessee hereby leases from Lessor the New 3rd Floor Premises and the New 2nd Floor Premises and, as of September 1, 2000, hereby surrenders to Lessor and agrees to vacate on or before such date, in accordance with the terms of the Lease, the 3rd Floor Additional Space and the 6th Floor Additional Space, but shall retain the 4th Floor Premises such that, notwithstanding any provision(s) of this Amendment, the provisions of the Lease solely with respect to the 4th Floor Premises as they exist without regard to this Amendment shall apply to the 4th Floor Premises but not to the 3rd Floor Additional Space or to the 6th Floor Additional Space.

         4. From and after the commencement date of the New Premises Term, Lessee shall pay to Lessor Fixed Basic Rent for the New 2nd Floor Premises and New 3rd Floor Premises (in the aggregate) in accordance with the following schedule (of which $40,665 per annum shall consist of ERIF for the New 3rd Floor Premises and New 2nd Floor Premises combined):


                                                   Annual Fixed                 Monthly Fixed
                        Period                      Basic Rent                   Basic Rent
                        ------                     ------------                 -------------

                        9/1/00 - 8/31/01            $     853,965               $    71,163.75
                        9/1/01 - 8/31/02                  867,520                    72,293.34
                        9/1/02 - 8/31/03                  881,075                    73,422.92
                        9/1/03 - 8/31/04                  894,630                    74,552.50
                        9/1/04 - 8/31/05                  908,185                    75,683.09
                        9/1/05 - 8/31/06                  921,740                    76,811.67
                        9/1/06 - 8/31/07                  935,295                    77,941.25
                        9/1/07 - 8/31/08                  948,850                    79,070.84
                        9/1/08 - 8/31/09                  962,405                    80,200.42
                        9/1/09 - 8/31/10                  975,960                    81,330.00


                  Notwithstanding the foregoing Fixed Basic Rent schedule, for the period commencing September 1, 2000 and terminating November 30, 2000 and the period commencing September 1, 2001 and terminating November 30, 2001, Lessee only shall pay the ERIF in the sum of $3,388.75 per month with respect to the New 2nd Floor Premises and New 3rd Floor Premises and, with respect to December, 2000, Lessee only shall pay ERIF in the sum of $581.50 for the New 2nd Floor Premises plus $61,759.50 (inclusive of ERIF) for the New Third Floor Premises.

         5. During the New Premises Term, the Base Year for Operating Costs, Base Utility and Energy Costs and the Real Estate Taxes shall be calendar year 2000, and Base Utility Rate shall be the average rate in effect during calendar year 2000.

         6. The Security Deposit under the Lease for the New 2nd Floor Premises and New 3rd Floor Premises during the New Premises Term shall be $555,755 in the form of a letter of credit ("L/C") being delivered to Lessor upon the execution and delivery of this Amendment together with payment of the minimum annual fixed rent for the fourth month of the New Premises Term (i.e., $71,163.75). If, on any September 1 commencing on September 1, 2003, Lessee shall show a net profit from operations after taxes for the immediately preceding twelve (12) calendar months (a "Trigger Event"), then the security deposit shall be reduced by $69,469 as of that September 1, until such time as there shall be $279,818 as a security deposit. If, after any reduction(s) in security deposit as aforesaid, there shall not occur a Trigger Event on any September 1, then Lessee shall deliver to Lessor on each such September 1 an amended L/C increased by $69,496 but in no event in excess of $555,755. The L/C shall be a clean, irrevocable and unconditional letter of credit issued by and drawn upon any commercial bank chartered by the State of New York, the State of New Jersey or the United States Government (the "Issuing Bank") with offices for banking purposes in the State of New Jersey of State of New York, and having a net worth of not less than $500 million, which L/C shall have a term of not less than one year, be in form and content satisfactory in all respects to Lessor, be for the account of Lessor and be in the amount of the Security Deposit. The L/C shall provide that:

                  (i) The Issuing Bank shall pay to Lessor, or its duly authorized representative, from time to time an amount sufficient to cure the default of Lessee without acceleration up to the face amount of the L/C upon presentation of only the L/C and a sight draft in the amount to be drawn;

                  (ii) The L/C shall be deemed to be automatically renewed, without amendment, for consecutive periods of one year each during the Term of this Lease, unless the Issuing Bank sends written notice (the "Non-Renewal Notice") to Lessor by certified or registered mail, return receipt requested, not less than thirty (30) days next preceding the then expiration date of the L/C, that it elects not to have such L/C renewed;

                  (iii) Lessor, within twenty (20) days of its receipt of the Non-Renewal Notice, shall have the right, exercisable by a sight draft, to receive the monies represented by the L/C (which moneys shall be held by Lessor as a cash deposit pursuant to the terms of the Lease as amended by this Amendment pending the replacement of such L/C or Lessee's default under the Lease as amended by this Amendment); and

                  (iv) Upon Lessor's sale or net lease of Lessor's interest in the Building, the L/C shall be transferable by Lessor as provided for herein.

                  In the event of a sale or net lease of Lessor's interest in the Building, Landlord shall have the right to transfer the cash security or L/C, as the case may be, deposited hereunder to the vendee, lessee or transferee, without cost to Lessor, and, upon transfer of the L/C or cash security (as the case may be) to the vendee, lessee or transferee, Lessor shall thereupon be released from all liability for the return of such cash security or L/C. In such event, Lessee agrees to look solely to the new landlord for the return of said cash security or L/C. It is agreed that the provisions hereof shall apply to every transfer or assignment made of said cash security or L/C.

                  In the event that at any time during the New Premises Term (a) the net worth of the Issuing Bank shall be less than the minimum amount specified above or (b) circumstances have occurred indicating that the Issuing Bank may be incapable of, unable to, or prohibited from honoring the then existing L/C (hereinafter referred to as the "Existing L/C") in accordance with the terms thereof, then, upon the happening of either of the foregoing, Lessor may send written notice to Lessee (hereinafter referred to as the "Replacement Notice") requiring Lessee within thirty (30) days to replace the Existing L/C with a new letter of credit (hereinafter referred to as the "Replacement L/C") from an Issuing Bank meeting the qualifications described in this Paragraph 6. Upon receipt of the Replacement L/C meeting the qualifications of this Paragraph 6, Lessor shall forthwith return the Existing L/C to Lessee. In the event that a Replacement L/C meeting the qualifications of this Paragraph 6 is not received by Lessor within the time specified then the Existing L/C may be presented for payment by Lessor and the proceeds thereof shall be held by Lessor in accordance with this Paragraph 6 subject, however, to Lessee's right, at any time thereafter prior to a Lessee's default hereunder, to replace such cash security with a replacement L/C meeting the qualifications of this Paragraph 6.

                  The provisions of Article 17 of the Lease shall be applicable hereto.

         7. Lessee's Percentage at paragraph 10 or the Reference Page of the Lease shall be amended to 4.603%.

         8. Lessee's total parking spaces for the New 2nd Floor Premises and New 3rd Floor Premises shall be 108, of which 76 shall be gate-accessed covered and 32 shall be uncovered.

         9. Lessee shall have the right, at Lessee's sole cost and expense, to erect a sign in accordance with Exhibit 1 annexed hereto and made a part hereof (specifying appearance, size and location), the cost and expense of which shall be debited against the allowance described in paragraph 10, below.

         10. (a) With respect to Lessee's leasehold improvements at the New 2nd Floor Premises and New 3rd Floor Premises, Lessee shall receive an allowance of $325,320 (inclusive of Lessor's profit) to be used not later than August 31, 2005 provided, at the time that Lessee requests reimbursement from Lessor, Lessee shall not be in default under the Lease or this Amendment beyond any applicable notice and grace periods. Within such allowance for leasehold improvements (all of which shall be performed by or at the direction of Lessor using contractors satisfactory to Lessor in Lessor's sole discretion), there shall be debited the cost and expense of constructing the appropriate cable conduit within the Complex so as to link communications among the 4th Floor Premises, the New 2nd Floor Premises and the New 3rd Floor Premises.

             (b) Not later than August 4, 2000, time being of the essence, Lessee shall submit to Lessor plans and specifications for leasehold improvements to be performed by Lessor at the New 2nd Floor Premises and New 3rd Floor Premises to prepare same for Lessee's occupancy ("Lessor's Work"). For each day beyond August 4, 2000 that such plans and specifications are not delivered to Lessor, the "Outside Date" for Lessor's Work to be completed shall be extended by one (1) day. The Outside Date for the New 3rd Floor Premises is December 1, 2000 and for the New 2nd Floor Premises is January 1, 2001. For each two (2) days that Lessor's Work is not substantially completed (other than punchlist items), Lessee shall receive one (1) day of free Monthly Fixed Basic Rent (except that Lessee shall pay ERIF for each such day), but in no event shall the New Premises Term be extended nor shall Lessee have the right to termination or damages by reason of such delay. The taking of possession of Lessee shall be conclusive in determining that Lessor's Work (other than punchlist items) has been substantially completed.

         11. (a) In the event that during the New Premises Term any space shall become available that is contiguous to either or both of the New 2nd Floor Premises (but not first floor, i.e., lobby space) and New 3rd Floor Premises, or if the space in the basement and lower lobby (currently occupied by ABC) shall become available, Lessee shall be given the first offer to accept or reject such space within ten (10) days after Lessor shall notify Lessee in writing that such space is available (and disclosing in such notice the salient terms pursuant to which Lessor intends to offer such space for lease to others), time being of the essence; silence by Lessee within such ten
                  (10) days shall be deemed rejection of Lessor's offer of such space. If Lessee rejects or is deemed to have rejected such space, Lessor shall be free to enter into any lease or occupancy agreement with any third party during the next succeeding 120 days, but only upon substantially the same salient terms and at Fixed Basic Rent of at least ninety (90%) percent of that offered to Lessee.

             (b) The relocation provisions of the Lease shall not apply during the New Premises Term or during any renewal provided for in this Amendment. The transactions contemplated by this Amendment do not constitute a relocation.

         12. (a) Provided Lessee is not in default under the Lease and this Amendment (and as then amended to date) beyond any applicable notice and grace period, Lessee shall have two (2) consecutive options to renew the Lease as amended hereby with respect to not less than all of the Demised Premises (defined below) for a renewal term of five (5) years each (each being an "Option Term") under all of the same terms and conditions of the Lease and this Amendment (as they may subsequently have been amended at the time in question) except: (x) as to Fixed Basic Rent and (y) there shall be no further renewal options. In order to exercise either such renewal option, Lessee must send written notice ("Lessee's Option Notice") to Lessor not earlier than thirteen (13) months nor later than nine (9) months prior to the expiration of the New Term or the first renewal term, as the case may be, irrevocably stating that Lessee elects to renew for such five (5) year period. Unless the Lease (as then amended to date) is in full force and effect and Lessee is not in default thereunder beyond any applicable notice and grace periods on (x) the date of Lessee's Option Notice and (y) the first day of the respective Option Term, Lessee's Option Notice shall be deemed a nullity, ab initio.

             (b) the Fixed Basic Rent during the first Option Term shall be at 95% of Fair Market Rental Value and at 100% of Fair Market Rental Value during the second Option Term, but in no event shall the Fixed Basic Rent during the first or second renewal term be less than that payable by Lessee during the immediately preceding twelve (12) months.

             (c)  (i)      The "Fair Market Rental Value" of the "Demised
                           Premises" (meaning, for the purposes of this Article
                           12, only, the New 2nd Floor Premises and New 3rd
                           Floor Premises) means the rental rate a landlord under no compulsion to lease the Demised Premises and a Lessee under no compulsion to lease the Demised
                           Premises would agree upon as the rent for the first year of the Option Term, taking into consideration brokerage commissions, landlord work, rental abatements, the uses permitted under this Lease, the quality, size, design and location of the Building and the Demised Premises, and the rent for comparable buildings and complexes located in the vicinity of the Hackensack, New Jersey prime office rental area.
                           For the purpose of establishing the Fair Market
                           Rental Value adjustment, within sixty (60) days following receipt of Lessee's Option Notice, Lessor shall notify Lessee of the opinion of Lessor as to the Fair Market Rental Value for the Demised
                           Premises, which shall be the Fixed Basic Rent applicable to the

                           Option Term. Lessee shall have thirty (30) days following receipt of such written notice within which to notify Lessor if Lessee disputes such Fair Market Rental Value, and upon failure of Lessee to so notify Lessor, and setting forth with reasonable detail the reasons why Lessee disputes such Fair Market Rental Value specified by Lessor, the Fair Market Rental Value specified by Lessor shall be deemed accepted by Lessee as the Fixed Basic Rent for the Option Term. If Lessee notifies Lessor within such thirty (30) day period that Lessee does not agree with the Fair Market Rental Value of the Demised Premises specified by Lessor (setting forth in reasonable detail the reasons therefor) and if Lessor and Lessee are unable to agree upon such Fair Market Rental Value within the next ensuing thirty (30) days, then such Fair Market Rental Value shall be determined by appraisal as described below.

                     (ii) Within seven (7) days after the expiration of the last thirty (30) day period set forth in the last sentence of (c)(i) above, Lessor and Lessee shall each appoint a real estate appraiser with at least five (5) years' full-time commercial appraisal experience in the area in which the Demised Premises are located, to appraise the then Fair Market Rental Value of the Demised Premises. If either the Lessor or the Lessee does not appoint an appraiser within ten (10) days after the other has given notice of the name of its appraiser, the single appraiser appointed will be the sole appraiser and will set the then Fair Market Rental Value of the Demised Premises. If two
                           (2) appraisers are appointed pursuant to this section, they will meet promptly and attempt to set the then Fair Market Rental Value of the Demised Premises. If they are unable to agree within thirty
                           (30) days after the second appraiser has been appointed, they will attempt to select a third appraiser meeting the qualifications stated in this section within ten (10) days. If they are unable to agree on the third appraiser, then either the Lessor or the Lessee, by giving ten (10) days prior notice to the other, can apply to a then presiding judge of the New Jersey Superior Court in Bergen County for the selection of a third appraiser who meets the qualifications stated in this section. Lessor and Lessee each shall bear one-half (1/2) of the cost of appointing the third appraiser and of paying the third appraiser's fee (and shall each bear the cost of their own appraisers). Within thirty (30) days after the selection of the third appraiser, a majority of the appraisers who agree will set the then Fair Market Rental Value of the Demised Premises. If a majority of the appraisers are unable to set the then Fair Market Rental Value of the Demised Premises within thirty (30) days after selection of the third appraiser, then the two (2) closest appraisals shall be averaged and this average shall establish the then Fair Market Rental Value of the Demised Premises.

                  In the event such Fair Market Rental Value determination shall not have been completed prior to the commencement of the Option Term, Lessee shall pay as Fixed Basic Rent effective as of and subsequent to the commencement of the Option Term, the Fair Market Rental Value first communicated by Lessor to Lessee (but not less than the Fixed Basic Rent being paid by Lessee immediately prior to the commencement of the Option
                  Term), and if such Fixed Basic Rent is thereafter fixed or readjusted to a different amount, such new Fixed Basic Rent shall take effect retroactively back to the first day of the Option Term, and Lessee or Lessor, as the case may be, shall immediately pay to the other the sum which is accrued and underpaid or overpaid as a result of such retroactive application.

         13. For the purposes of the Lease as amended by this Amendment, although a reorganization, merger or consolidation of Lessee (each, an "event") shall be deemed an assignment of the Lease as amended by this Amendment (and as may be subsequently amended), Lessor's recapture rights under the Lease shall not apply and no consent of Lessor is required provided that after such event the net worth of the surviving entity and the surviving entity's cash on hand shall be at least equal to that of Lessee immediately prior to the event; however, in order for such assignment to be effective (if at all), Lessee shall have delivered to Lessor a duplicate original of the documentation effectuating such assignment along with audited financial statements of the surviving entity confirming the net worth requirements of this Paragraph 13 not later than three (3) days after the event. All of the other provisions of the Lease (as amended to the date of the event) shall be applicable to any such assignment.

         14. Lessor and Lessee each warrants and represents to the other that Cushman & Wakefield of New Jersey, Inc. was the sole broker that brought about this Amendment and Lessor shall pay said broker pursuant to separate written agreement.

         15. With the exception of the provisions of Paragraphs 11(b), 13 and 16 and this Paragraph 15, this Amendment shall have no effect as to modifying the Lease with respect to the 4th Floor Premises.

         16. The rights and obligations of Lessor and Lessee under this Amendment shall be subject to receipt of the consent of Lessor's mortgagee and to the mortgagee agreeing to enter into a Subordination, Attornment and Non-Disturbance Agreement ("SANDA") with Lessee on mortgagee's standard form. If either such consent or such SANDA is not received within ten (10) business days after this Amendment is received, then Lessor (only with respect to consent) and Lessee each shall have the right, exercisable only within the next five (5) business days (time being of the essence) thereafter, to terminate this Amendment by written notice to the other. If such termination notice shall be sent, then this Amendment shall be void ab initio and neither party shall have any further rights or obligations to the other by reason thereof. Silence within such five (5) business days shall be deemed conclusive waiver of any such cancellation right.

                  17. Except as specifically provided in this Amendment, the Lease remains in full force and effect, unchanged and unmodified, and shall apply in all respects to the New 2nd Floor Premises and New 3rd Floor Premises as well as to the 4th Floor Premises.

         IN WITNESS WHEREOF, Lessor and Lessee have entered into this Amendment as of the day and year first written above, and acknowledge one to the other that they possess the requisite authority to enter into this transaction and to sign this Amendment.

*GO AMERICA COMMUNICATIONS CORP.                      STELLAR CONTINENTAL LLC,
                                                      BY:   STELLAR CAPITAL MANAGEMENT LLC,
                                                            ITS MANAGER

By: /s/ Aaron Dobrinsky                                By:  /s/ Moshe Azizni
   -----------------------------------                 -----------------------------------
Name:  Aaron Dobrinsky                                 Name: Moshe Azizni
Title: President & CEO                                 Title: Manager


* In the event of any dispute or discrepancy between this document and the lease agreement signed on August 4, 2000 by Frank Elenio, then the August 4, 2000 Fifth amendment to lease shall govern.

                                    EXHIBIT A



Exhibit "___" to Lease Agreement dated _______________________ between Stellar Capital Management ("Lessor") and Go America Inc. ("Lessee"). This plan is intended to only show the general layout of the property or a part thereof. Landlord reserves the right to alter, vary, add omit in whole or in part any structures and or improvement and or common areas and or land area shown on the plan. All measurement and distances are approximate. This plan is not to be scaled.

                              [FLOOR PLAN FOLLOWS]